Exhibit 8.2

January 7, 2015

Oiltanking Partners, L.P.

1100 Louisiana Street, 10th Floor

Houston, Texas 77002

Re: Registration Statement on Form S-4 of Enterprise Products Partners L.P.

Ladies and Gentlemen:

We have acted as counsel to Oiltanking Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with certain federal income tax matters affecting the Partnership and the Partnership’s unitholders with respect to the registration statement on Form S-4 of Enterprise Products Partners L.P. (“Enterprise”), as amended (the “Registration Statement”). Such Registration Statement was filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), and relates to the issuance by Enterprise of common units representing limited partner interests in Enterprise (the “Common Units”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 11, 2014, by and among: Enterprise; Enterprise Products Holdings LLC, the general partner of Enterprise; EPOT MergerCo LLC, a wholly owned subsidiary of Enterprise; the Partnership; and OTLP GP, LLC, the general partner of the Partnership. Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

This opinion is based on the facts and assumptions disclosed in the Registration Statement, and is conditioned upon representations made by the Partnership and Enterprise with respect to the accuracy of certain facts and assumptions through a certificate of an appropriate officer of each company (the “Officer Certificates”).

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer Certificates. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We hereby confirm that statements of legal conclusions relating to the consequences of the merger to the Partnership and the Partnership’s unitholders, which are contained in the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set

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forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer Certificates, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger.” We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing common units pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.